Testing the Waters Materials Related to Series #32RUTH

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#32RUTH

'32 BABE RUTH "CALLED SHOT" TICKET (STUB)

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#32RUTH

'32 BABE RUTH "CALLED SHOT" TICKET (STUB)

C.O.A. | SPECS

FINANCIALS

Initial Offering Share Price	$5.00
Number of Shares	19,000
Initial Offering Market Cap.	$95,000
Storage Location	Rally

ASSET SPECIFICATIONS

Sport	Baseball
Professional League	MLB
Player	Babe Ruth

#32RUTH | $95K

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"He called his shot and then made it. I ask you: What can you do with a guy like that?"

LOU GEHRIG

October 1932

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#32RUTH

'32 BABE RUTH "CALLED SHOT" TICKET (STUB)

Babe Ruth's legendary tales are a part of American history, not limited to the boundaries of sport. Of all his Ruthian feats, the most famous came during Game 3 of the 1932 World Series at Wrigley Field. During the 5th inning, Ruth pointed two fingers toward center field and proceeded to smash a homerun in that same direction. The Babe confirmed after the game that he had "Called his shot," creating baseball's most iconic piece of lore. #32RUTH is a 1932 Ticket Stub from Ruth's "Called Shot" Game graded PSA 6. With just 3 total stubs graded PSA 6 and none higher, it's been over a decade since the most recent comparable public sale.

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#32RUTH | *Visuals*

The Baseball Hall of Fame called Ruth's Called Shot "One of the most famous homeruns in World Series history"

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#32RUTH | *Timeline*

Feb. 1895 George Herman "Babe" Ruth Jr. is born in Baltimore, Maryland.

Jul. 1914 Ruth makes his MLB debut as a pitcher with the Boston Red Sox.

Jan. 1920 Red Sox Owner Harry Frazee sells Ruth to the Yankees for $125K — a notorious deal that would be credited for the decades-long World Series drought, dubbed "The Curse of the Bambino."

Jul. 1921 The Sultan of Swat hits a 560-foot homerun, the 136th of his career — breaking the MLB record for career homeruns.

Nov. 1923 Ruth wins the first and only MVP of his career, leading the MLB in runs (151), homeruns (41), RBI's (130), Walks (170), On Base Percentage (.545), and OPS (1.309).

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 DESCRIPTION OF SERIES 1932 BABE RUTH CALLED SHOT TICKET STUB

Investment Overview

•Upon completion of the Series #32RUTH Offering, Series #32RUTH will purchase a 1932 Babe Ruth Called Shot Ticket Stub graded PSA 6 for Series #32RUTH (The “Series 1932 Babe Ruth Called Shot Ticket Stub” or the “Underlying Asset” with respect to Series #32RUTH, as applicable), the specifications of which are set forth below.

•George Herman “Babe” Ruth Jr. was a professional baseball player in the MLB from 1914-1935. Ruth won three World Series championships with the Boston Red Sox before being traded to the New York Yankees in 1919, with whom he would win an additional 4 titles. Ruth set many records during his tenure, including career home runs and runs batted in. “The Bambino” was inducted into the Baseball Hall of Fame as part of the 1936 inaugural class and was ranked #1 in The Sporting News “Baseball’s 100 Greatest Players.”

•On October 1, 1932, during Game 3 of the 1932 World Series between the New York Yankees and Chicago Cubs at Wrigley Field, Babe Ruth “called his shot,” pointing two fingers toward center field and hitting a homerun in the same direction. This fifth-inning homerun has become the subject of intense scrutiny among baseball historians, who debate whether Ruth truly intended on “calling his shot.”

•The Underlying Asset is a 1932 Babe Ruth Called Shot Ticket Stub graded PSA 6.

Asset Description

Overview & Authentication

•Ruth was born on February 6, 1895, in Baltimore, Maryland.

•Ruth made his MLB debut as a pitcher for the Boston Red Sox on July 11, 1914.

•On January 5, 1920, Boston Red Sox owner Harry Frazee sold Ruth to the New York Yankees for $125,000. This resulted in what became known as the “Curse of the Bambino,” with the Red Sox failing to win a World Series until their 2004 victory.

•Ruth won 7 World Series over the course of his career, with the final coming in a four-game sweep of the Chicago Cubs in 1932.

•After Game 3 of the 1932 World Series, Ruth confirmed that he called his shot. Cubs pitcher Charlie Root claimed “he was giving two fingers to the crowd showing he had two strikes on him and still had one left,” according to the Baseball Hall of Fame.

•The Underlying Asset has been issued a grade of EX MT 6 by Professional Sports Authenticators (PSA) with Certification No. 26487298.

Notable Features

•The Underlying Asset is a 1932 Babe Ruth Called Shot Ticket Stub graded PSA 6.

•The Underlying Asset is 1 of 3 1932 Babe Ruth Called Shot Ticket Stub examples graded PSA 6 with 0 graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from PSA.

Details

Series 1932 Babe Ruth Called Shot Ticket Stub
Sport	Baseball
Professional League	MLB

Player	Babe Ruth
Team	New York Yankees
Year / Season	1932
Memorabilia Type	Ticket Stub
Rarity	1 of 3 (PSA 6)
Authentication	Professional Sports Authenticators (PSA)
Grade	6
Certification No.	26487298

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1932 Babe Ruth Called Shot Ticket Stub going forward.